EXHIBIT 10.4

_______________CONFIDENTIAL TREATMENT REQUESTED______________

CERTAIN PORTIONS INDICATED BY [*****] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

THE OMITTED NON-PUBLIC PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (this “Agreement”) is made and entered into this April 30, 2007 by and between EyeTel Imaging, Inc., a Delaware corporation, with its principal offices at 9130 Guilford Road, Columbia, Maryland 21046 (“EyeTel”), and NeuroMetrix, Inc., a Delaware corporation, with its principal offices at 62 Fourth Avenue, Waltham, Massachusetts 02451 (“NEUROMetrix”).

WHEREAS, EyeTel manufactures and/or supplies certain products and services and seeks to engage NEUROMetrix on an exclusive basis to market such products and services in certain markets and territories;

WHEREAS, NEUROMetrix markets products and services to certain markets and territories;

WHEREAS, EyeTel and NEUROMetrix entered into an Exclusive License Agreement, dated as of October 24, 2006 (the “Effective Date”), pursuant to which EyeTel granted NEUROMetrix an exclusive license to market and sell in certain markets and territories certain products, services, accessories and related goods to be supplied to customers by EyeTel (the “Original Agreement”);

WHEREAS, EyeTel and NEUROMetrix desire to amend and restate the terms and conditions of the Original Agreement as set forth herein;

THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

“Customer” means a Valid Prospect having entered into a Qualifying Customer Agreement and shall be deemed to include all Pre-Existing EyeTel Customers transferred to NEUROMetrix pursuant to Section 8.F.

“EyeTel Change of Control” means that EyeTel entered into a transaction resulting in (A) the consolidation or merger of EyeTel and a NEUROMetrix Competitor following which the voting securities of EyeTel outstanding immediately prior to such merger or consolidation represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (B) a NEUROMetrix Competitor becoming the beneficial owner (as such term is defined in Section 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of EyeTel (or a successor of EyeTel) representing 50% or more of the combined voting power of EyeTel’s then outstanding voting securities.

“EyeTel Competitor” means any Person that, as of the date of any NEUROMetrix Change of Control, manufactures or commercializes a commercial product that directly competes with a marketed EyeTel product.

“EyeTel Services” means the Initial EyeTel Services and any New EyeTel Services that become subject to the terms of this Agreement in accordance with Section 4, including any and all improvements, extensions and/or upgrades to such EyeTel Services. A complete list of the services constituting EyeTel Services at any give time will be set forth on Exhibit A.

“Initial EyeTel Services” means the EyeTel Services initially set forth on Exhibit A hereto as of the Effective Date, including any and all improvements, extensions and/or upgrades to such EyeTel Services.

“Initial Product” means EyeTel’s current product sold as the “DigiScope,” including any and all improvements, extensions and/or upgrades to such Product. For sake of clarity, nothing in this Agreement requires EyeTel to provide any improvements, extensions and/or upgrades for any particular Initial Product to existing Customers without further payment as agreed upon by the parties.

“NEUROMetrix Change of Control” means that NEUROMetrix entered into a transaction resulting in (A) the consolidation or merger of NEUROMetrix and an EyeTel Competitor following which the voting securities of NEUROMetrix outstanding immediately prior to such merger or consolidation represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (B) an EyeTel Competitor becoming the beneficial owner (as such term is defined in Section 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of NEUROMetrix (or a successor of NEUROMetrix) representing 50% or more of the combined voting power of NEUROMetrix’s then outstanding voting securities.

“NEUROMetrix Competitor” means any Person that, as of the date of any EyeTel Change of Control, manufactures or commercializes a commercial product that directly competes with a marketed NEUROMetrix product.

“New EyeTel Services” means any services initially offered by EyeTel after the Effective Date. For purposes of this definition, any service offered by EyeTel after the Effective Date, other than the EyeTel Services, will be deemed to be a New EyeTel Service unless it is identified as an “Excluded EyeTel Service” on Exhibit B hereto.

“New Product” means any product initially offered by EyeTel after the Effective Date. For purposes of this definition, any product offered by EyeTel after the Effective Date, other than the Products, will be deemed to be a New Product unless it is identified as an “Excluded Product” on Exhibit B hereto.

“Person” shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Product” means the Initial Product and any New Product that becomes subject to the terms of this Agreement in accordance with Section 4.A, including any and all improvements, extensions and/or upgrades to such Product. A complete list of the products constituting Products at any give time will be set forth on Exhibit A. For sake of clarity, nothing in this Agreement requires EyeTel to provide any improvements, extensions and/or upgrades for any particular Product to existing Customers without further payment as agreed upon by the parties.

“Qualifying Customer Agreement” means a binding, contractual agreement between NEUROMetrix and a Valid Prospect in the Territory that contains terms and conditions mutually agreeable to NEUROMetrix and EyeTel with respect to provision of Products and/or EyeTel Services to such Customer.

“Scan” means utilizing the Initial Product to perform a diagnostic test to gain an image of the eye.

“Scan Fees” means the per Scan fee charged for the use of the Initial Product and the performance of the Scan Services.

“Scan Services” means receiving the automatic transmission of the images generated from a Scan, the reading of these images by an expert clinical reader under the direction of a retinal specialist and, based on such reading of these images, the generation and delivery to the Customer of a report containing a clinical interpretation of these images.

“Subscription Fees” means the monthly charge paid by a Customer for the continued maintenance and use of an Initial Product and the ability to have the Scan Services performed by EyeTel.

“Territory” means the United States of America and all of its territories and possessions, and any other countries or territories mutually agreed to in writing by both parties.

“Valid Prospect” means physician offices, medical offices, physician practices, clinics, surgery centers and hospitals, exclusive of ophthalmology and optometry practices.

2. GENERAL AGREEMENT

This Agreement sets forth the terms of the business relationship between NEUROMetrix and EyeTel regarding the sales and marketing of the Products and EyeTel Services to Valid Prospects in the Territory. EyeTel will produce the Products and provide sufficient supply of the Products as NEUROMetrix shall require. NEUROMetrix will direct the promotion, sales and marketing of the Products and EyeTel Services to Valid Prospects in the Territory. NEUROMetrix may not at any time promote the sale to and use of the Products or EyeTel Services to ophthalmology and optometry practices, nor promote the sale or use within the Territory of products or services substantially similar to the Products and EyeTel Services, as applicable.

For sake of clarity, in no event shall NEUROMetrix obtain title to any Products pursuant to this Agreement, and any reference to “sale” or “resale” of any Products (or similar terminology) shall be deemed to refer to the contractual commitment to provide Product(s) to a Customer, and to permit a Customer to use the Product(s), under the terms of a Qualifying Customer Agreement. Moreover, any reference to “sale” or “resale” of EyeTel Services (or similar terminology) to any Customer shall be deemed to mean the contractual commitment to provide EyeTel Services to such Customer.

3. EXCLUSIVE RIGHTS

A. EyeTel hereby grants to NEUROMetrix, and NEUROMetrix hereby accepts, the exclusive (even as to EyeTel) right to market and sell Products and EyeTel Services to Valid Prospects in the Territory during the term of this Agreement. In addition, subject to the terms and conditions of this Agreement, EyeTel hereby grants, and NEUROMetrix accepts, a perpetual, non-exclusive, non-transferable (except as set forth in Section 15.J) license to use the Product solely for the benefit of Customers and solely for purposes of receiving or providing EyeTel Services, which license shall be sublicenseable to Customers within the Territory solely to the extent necessary to enable, and for the purpose of enabling, Customers to exercise the rights granted in Qualifying Customer Agreements for the benefit of such Customers and solely for purposes of receiving EyeTel Services.

B. EyeTel hereby grants, and NEUROMetrix accepts, a Continuation License (as defined below) following a Bankruptcy Event (as defined below) and payment of the Fair Market Value Fee (as defined below), which payment may be made in NEUROMetrix’s sole discretion. A “Bankruptcy Event” shall mean EyeTel is subject to a petition in bankruptcy or any proceeding related to insolvency, receivership, liquidation or composition for the benefit of its creditors. The “Fair Market Value Fee” shall be the fair market value of the Continuation License at the time of the Bankruptcy Event as agreed upon by the parties. In the event the parties cannot agree on a fair market valuation within thirty (30) days, the parties shall submit the matter to binding arbitration as described in Section 15.C. Upon obtaining such Continuation License, future obligations of the parties under this Agreement will terminate. For purposes of this Agreement, the term “Continuation License” shall mean, collectively: (i) a perpetual, non-exclusive, non-sublicenseable, non-transferable (except as set forth in Section 15.J) license to manufacture Products, provided that NEUROMetrix may engage a third-party contractor, that would not be considered an EyeTel Competitor at the relevant time, to perform such manufacture on NEUROMetrix’s behalf; (ii) a perpetual, exclusive, non-sublicenseable, non-transferable (except as set forth in Section 15.J) license to offer to sell and have offered to sell, sell and have sold, import and have imported and distribute and have distributed Products and EyeTel Services solely to Valid Prospects within the Territory; (iii) a perpetual, non-exclusive, non-sublicenseable, non-transferable (except as set forth in Section 15.J) license of equal scope to the licenses granted in Sections 3.A, 7.A.ii, 7.A.iii and 10.A (Section 10.A, subject to NEUROMetrix’s continued compliance with EyeTel’s trademark usage policy and EyeTel’s continued authority to specifically enforce such compliance, including by means of injunctive relief) provided that such licenses shall be perpetual. Except as expressly stated by the foregoing, a Continuation License shall not include any other rights or licenses. NEUROMetrix shall pay the fair market value of the demonstration equipment if it retains such equipment following a Bankruptcy Event.

4. NEW PRODUCT AND NEW EYETEL SERVICES RIGHTS

Prior to offering a New Product or New EyeTel Service to Valid Prospects in the Territory, EyeTel shall first give NEUROMetrix written notice of its intention to offer such New Product or New EyeTel Service, including reasonable detail concerning such New Product or New EyeTel Service, its development status, regulatory status and pricing information. At any time within [*****] after receipt of such notice, NEUROMetrix may elect to include such New Product or New EyeTel Service as a Product or EyeTel Service, subject to this Agreement, by delivering written notice of its election to EyeTel. If NEUROMetrix delivers such notice to EyeTel within such [*****] period, Exhibit A shall be amended to include such New Product or New EyeTel Services. All New Products will be subject to commercially reasonable pricing as mutually agreed by the parties. In the event that NEUROMetrix does not elect to include such New Product or New EyeTel Service as a Product or EyeTel Service subject to this Agreement, then EyeTel may directly offer or engage another Person to offer such New Product or New EyeTel Service to Valid Prospects in the Territory; provided that the terms offered to any other Person so engaged may not be more favorable than those previously offered to NEUROMetrix. For the sake of clarity, and subject to the foregoing, nothing in the Agreement limits or modifies EyeTel’s rights to market or distribute products that are not Products to any third party in the Territory or elsewhere.

5. TERM

A. The initial term of this Agreement shall commence upon the Effective Date and expire on December 31, 2013, unless earlier terminated in accordance with Section 6.

* Confidential Treatment Requested.

B. The term of this Agreement shall automatically renew at the end of each term for successive five (5) year terms unless either (i) this Agreement has been previously terminated pursuant to Section 6 hereof or (ii) either party delivers a written non-renewal notice to the other party at least two (2) years prior to the end of the then current term.

6. TERMINATION AND TRANSITION

A. Prior to the first anniversary of the Effective Date, neither party shall have the right to terminate this Agreement for any reason, except as expressly set forth below in this Section 6.

B. Subject to the notice and cure period provided in Section 6.D below, at any time after the first anniversary of the Effective Date, NEUROMetrix will have the right to terminate this Agreement in the event that either:

i.	Product and Service Quality.
(a) EyeTel does not use commercially reasonable efforts to provide reliable devices of high quality that are acceptable to Customers in the Territory, and timely, accurate interpretation services and timely, effective Product maintenance to Customers in the Territory, or (b) the Initial Product or Initial EyeTel Services have a significant competitive disadvantage in the market to one or more products or services (assuming NEUROMetrix sells the Initial Products and Scan Services for a price equal to two times the minimum payment NEUROMetrix is required to make to EyeTel upon the sale of such Initial Product and Scan Services, based on commercially reasonable standards such as a significantly lower cost and/or significantly greater technological capabilities.

ii.	Favorable Reimbursement.
If there is any material unfavorable change in the reimbursement landscape or status, as reasonably agreed by the parties, after the Effective Date.

C. Subject to the notice and cure period provided in Section 6.D below, at any time after the first year, EyeTel will have the right to terminate this Agreement in the event that NEUROMetrix (i) does not use commercially reasonable efforts to promote, market and sell the Products and EyeTel Services in the Territory, to install Products in the Territory, to provide timely customer service, billing and collections, training and field service or to enforce, in light of the entire Customer relationship, the Qualifying Customer Agreements or (ii) materially breaches its obligation to make payments to EyeTel pursuant to this Agreement.

D. In order to terminate this Agreement pursuant to Section 6.B or 6.C hereof, the terminating party must provide the non-terminating party with a written notice describing in reasonable detail the condition as a result of which the terminating party believes it may terminate this Agreement (the “Notice of Intent to Terminate”). The non-terminating party may then initiate corrective action within [*****] and provide documented proof of cure of such condition to the terminating party within a total of [** ***] of its receipt of the applicable Notice of Intent to Terminate (the “Cure Period”). In the event that all conditions specified in the applicable Notice of Intent to Terminate are cured, the terminating party will not have the right to terminate this Agreement pursuant to Section 6.B or 6.C hereof with respect to those conditions specified in the applicable Notice of Intent to Terminate. In the event that the conditions specified in the applicable Notice of Intent to Terminate are not cured within the Cure Period, the terminating party may terminate this Agreement on the date that is [*****] after the conclusion of the Cure Period by providing the non-terminating party with a written notice of termination (the “Notice of Termination”) on or before such date.

* Confidential Treatment Requested.

E. In the event of an EyeTel Change of Control or the transfer of this Agreement to a NEUROMetrix Competitor, EyeTel will promptly provide written notice to NEUROMetrix of the occurrence of such event. Upon the occurrence of such event, NEUROMetrix will have the right, at its sole discretion, to terminate this Agreement by providing written notice to EyeTel at any time within [*****] after the later of (i) the occurrence of the EyeTel Change of Control or the transfer of this Agreement or (ii) NEUROMetrix’s receipt of notice of the occurrence of such event from EyeTel.

F. In the event of a NEUROMetrix Change of Control or the transfer of this Agreement to an EyeTel Competitor, NEUROMetrix will promptly provide written notice to EyeTel of the occurrence of such event. Upon the occurrence of such event, EyeTel will have the right, at its sole discretion, to terminate this Agreement by providing written notice to NEUROMetrix at any time within [*****] after the later of (i) the occurrence of the NEUROMetrix Change of Control or the transfer of this Agreement or (ii) EyeTel’s receipt of notice of the occurrence of such event from NEUROMetrix.

G. Transition

i.
In the event of the termination of this Agreement pursuant to Section 6.B, 6.C, 6.E, or 6.F hereof (an “Early Termination”), then, for a period of [*****] following the termination (the “Transition Period”), NEUROMetrix will be obligated to continue to perform all of its obligations under this Agreement with respect to all Customers in the Territory existing as of the date of termination (“NEURO Customers”). In the event EyeTel elects to terminate this Agreement pursuant to Section 6.C, EyeTel may engage another entity to commence direct sales and marketing activities to secure and service new customers within the Territory and to handle all activities described herein to be performed by NEUROMetrix with respect to such new customers. This must be detailed in a written notice from EyeTel to NEUROMetrix so that NEUROMetrix does not secure any new Customers within the Territory during the Transition Period. Any new Customers secured by NEUROMetrix during this Transition Period will be considered NEURO Customers and subject to all terms of this Agreement, except for those secured after this Agreement has been terminated by EyeTel pursuant to Section 6.C and EyeTel has provided the written notice specified in the foregoing sentence to NEUROMetrix. Thereafter, NEUROMetrix will transition all of its obligations under this Agreement with respect to all non-NEURO Customers to EyeTel (or its written designee), and will execute all documents reasonably requested by EyeTel to enable such transfer.

* Confidential Treatment Requested.

ii.
In the event that this Agreement is terminated by EyeTel pursuant to Section 6.C and it is determined by an arbitrator pursuant to Section 15.C below that NEUROMetrix has not used commercially reasonable efforts to service, bill and collect from the NEURO Customers during the Transition Period, then following such determination EyeTel may engage another entity to handle all activities described herein to be performed by NEUROMetrix with respect to the NEURO Customers. This must be detailed in a written notice from EyeTel to NEUROMetrix so that NEUROMetrix discontinues handling such activities and, from and after the date of such written notice (or such later date of as which NEUROMetrix is to discontinue handling such activities as specified in the written notice) until the end of the Transition Period, NEUROMetrix will be entitled to receive [*****] of all fees thereafter collected with respect to any order received by EyeTel (or any other party to which EyeTel subsequently grants rights to receive orders) from NEURO Customers during such period in lieu of the fees NEUROMetrix would have otherwise been entitled to retain pursuant to this Agreement with respect to such orders.

iii.
Except as otherwise set forth in Section 6.G.ii above, in the event of an Early Termination, NEUROMetrix will be entitled to receive all fees it otherwise would have had a right to receive under this Agreement with respect to all orders for Products or EyeTel Services made by NEURO Customers during the Transition Period pursuant to Section 8.

iv.
In addition to the fees to which NEUROMetrix is entitled pursuant to Sections 6.G.ii and iii above, as compensation for prior services and the creation of the NEURO Customers, NEUROMetrix will be entitled to receive [*****] of all fees collected with respect to any orders received by EyeTel (or any other party to which EyeTel subsequently grants rights to receive orders) from NEURO Customers, other than with respect to Subscription Fees (with respect to which NEUROMetrix will not be entitled to any fees), during the [** ***] period following the end of the Transition Period.

v.
From and after the date on which NEUROMetrix ceases to provide billing and accounts receivable services for new orders under this Agreement, EyeTel will be bound to make payments to NEUROMetrix pursuant to Section 8.G on the same terms as NEUROMetrix was previously bound to make payments to EyeTel pursuant to Section 8.G.

* Confidential Treatment Requested.

H. Notwithstanding anything set forth in this Section to the contrary, the provisions of Sections 6.G, 6.H, 11.B and 12 through 15 shall survive a termination of this Agreement.

7. RESPONSIBILITIES OF PARTIES

A. Sales and Marketing

i.
NEUROMetrix agrees to use commercially reasonable efforts to promote, market and sell the Products and EyeTel Services to Valid Prospects in the Territory at its own expense, including, by way of example, developing and providing marketing collateral to Valid Prospects. Examples of marketing collateral may include, but is not limited to product brochures, sales aides, report samples, clinical education tools, training materials, patient education materials, clinical reprints, practice integration tools, tradeshow graphics, direct mail, journal advertising and website development. NEUROMetrix will follow-up, as it deems appropriate, on any inquiries from Customers or Valid Prospects in the Territory, and will handle correspondence and personal contacts with such Customers or Valid Prospects to promote the sale of the Products and EyeTel Services to such Customers or potential customers. NEUROMetrix agrees to maintain commercially reasonable sales representative coverage within the Territory as it shall determine, in its sole reasonable discretion, to perform such promotion and marketing activities and shall cause all sales representatives engaged in selling the Products or EyeTel Services to be trained with respect to such Products and the medically appropriate utilization of such Products.

ii.
Promptly after the Effective Date (or, in the case of a New Product or New EyeTel Services, promptly after the date on which such New Product or New EyeTel Services becomes subject to this Agreement), EyeTel will provide copies of all of its current sales training documentation, promotional material and sales literature relating to the Products and EyeTel Services to NEUROMetrix, and EyeTel hereby grants NEUROMetrix during the Term of this Agreement: (1) a non-exclusive license, under all of EyeTel’s copyrights related to, covered and/or embodied in such documentation, material and literature, to reproduce, modify and create derivative works the same; (2) an exclusive license to display or have displayed and/or distribute or have distributed the same to Valid Prospects in the Territory in order to promote or have promoted, market or have marketed and sell or have sold the Products and EyeTel Services in the Territory; and (3) an exclusive license to re-label or re-brand the Products and the above-described documentation, material and/or literature as contemplated in the following Section 7.A.iv for purposes of promoting and marketing Products to Valid Customers in the Territory. Any tangible copies of such documentation, material or literature created by NEUROMetrix will be owned by NEUROMetrix, and, in the event that any independent copyright arises in any such derivative works created by NEUROMetrix, NEUROMetrix will own such copyright, subject to EyeTel’s continuing right and title in the underlying materials and the copyrights therein. If any change in the Products requires a change in the documentation or if EyeTel decides to change any of the documentation or create new documentation applicable to the Products, EyeTel shall promptly notify NEUROMetrix of the change and provide to NEUROMetrix a revised reproducible master copy without charge. All documentation shall be delivered to NEUROMetrix in a mutually agreeable format in the English language.

iii.
EyeTel agrees to provide to NEUROMetrix, upon specific request and at EyeTel’s expense, a reasonable number of Products to be used solely as demonstration equipment by NEUROMetrix’s sales representatives actively engaged in selling the Products. In connection therewith, subject to the terms and conditions of this Agreement, EyeTel hereby grants to NEUROMetrix, and NEUROMetrix hereby accepts, a non-exclusive license to use the EyeTel Products solely for demonstration purposes. For sake of clarity, no such demonstration equipment may be used for customer trials, nor installed at the site of any Valid Prospect, Customer or any other third party, but may be used on-site by NEUROMetrix’s sales personnel for real-time demonstrations operated by such sales personnel while on the premises of the Valid Prospect or Customer. Any request by NEUROMetrix for Products to be used as demonstration equipment will be forecasted and reviewed with EyeTel on a quarterly basis and shipped by EyeTel, at EyeTel’s expense, within a commercially reasonable period of time after NEUROMetrix’s request. All Products received by NEUROMetrix for use as demonstration equipment will be returned to EyeTel, at NEUROMetrix’s expense, upon the expiration or termination of this Agreement. All such demonstration equipment provided by EyeTel is loaned only, not leased or sold, and EyeTel retains ownership of all such equipment. NEUROMetrix shall exercise reasonable efforts to safeguard such demonstration equipment against damages or loss, and shall be responsible for the cost of repairing or replacing any such equipment if damage or loss thereto results from NEUROMetrix’s and/or its sales personnel’s negligence. In all other cases, EyeTel shall be responsible for the maintenance, repair or replacement, as the case may be, of the demonstration equipment.

iv.
NEUROMetrix, in its sole discretion, may market and sell the Products and EyeTel Services under the current label and/or brand used by EyeTel and/or under any other private label of NEUROMetrix and/or brand of NEUROMetrix without any reference to EyeTel or its properties on the Product or on the documentation that accompanies the Product and/or the rendering of the EyeTel Services; such private label may include specific reference, without limitation, to the Product as a “NEUROMetrix” product or some other derivative of “NEUROMetrix”; provided, that this shall also include the right to label and/or brand the Products as produced and/or developed by EyeTel, as produced and/or developed by NEUROMetrix, or as a combination of both. Without limiting any of the preceding provisions of this paragraph, NEUROMetrix shall at all times cause proprietary notices to be displayed within or upon the Products sufficient to place third parties on notice of the proprietary nature of intellectual property embodied in the Products (e.g., copyright notices, branding of some kind determined by NEUROMetrix).

v.	NEUROMetrix will be solely responsible for determining pricing of the Products and EyeTel Services in the Territory.

B. Ordering and Shipping.

i.
NEUROMetrix will be responsible for handling all administrative matters relating to the ordering of Products or EyeTel Services by Customers in the Territory, and all such orders will be placed by the Customers directly with NEUROMetrix (except for Scans/orders for Scan Services, which may be ordered from EyeTel automatically through the Initial Product). All such orders will be accepted by NEUROMetrix, or, in the case of orders for Scan Services ordered from EyeTel automatically, by EyeTel on behalf of NEUROMetrix, in accordance with NEUROMetrix’s standard ordering procedures, terms and conditions, which can be amended from time to time by NEUROMetrix in its sole discretion. After being accepted by NEUROMetrix, all such orders will be communicated by NEUROMetrix to EyeTel. Unless NEUROMetrix requests otherwise, all orders for the Products will be shipped directly to the Customer from EyeTel at EyeTel’s cost, and EyeTel shall bear the risk of loss until such time as the Product is received by the Customer, unless NEUROMetrix’s contract with the Customer provides for an earlier transfer. EyeTel shall be responsible, at its own expense, for the safe and suitable packaging of the Products, consistent with industry standards and, upon request, shall label the Products as NEUROMetrix shall reasonably direct. All orders for the Products will be shipped by EyeTel within a commercially reasonable time after EyeTel’s receipt of the relevant order(s). EyeTel will notify NEUROMetrix of the shipment of any such Product within one week after shipment. Within the first five (5) days of each calendar month, NEUROMetrix will provide a written, non-binding, good-faith forecast of the orders for Products and EyeTel Services that NEUROMetrix reasonably expects to be submitted to EyeTel during each of the then-following six (6) months.

ii.
EyeTel will notify NEUROMetrix of any such Scan Services provided on a weekly basis after providing such Scan Services. Any other EyeTel Services that are ordered will be provided in the manner agreed to by the parties.

iii.
EyeTel shall use commercially reasonable efforts to perform all maintenance obligations with respect to the Products that are imposed upon NEUROMetrix pursuant to Qualifying Customer Agreements, except that NEUROMetrix shall have the frontline customer-interface responsibility. EyeTel shall either perform the requisite maintenance or service at the Customer’s premises or pay for the Product to be shipped to EyeTel for the performance of such maintenance or repair. For any return of any Product from NEUROMetrix or a Customer to EyeTel (either upon the termination of a Customer agreement regarding such Product or otherwise), NEUROMetrix shall arrange for the return shipping at EyeTel’s cost using EyeTel’s carrier of choice, and the risk of loss (as between the parties) shall transfer to EyeTel when the Product is received by EyeTel’s carrier of choice. The parties, by mutual agreement, shall reasonably determine whether, in a particular case, a Product should be shipped to EyeTel for purposes of maintenance, or whether the relevant maintenance should be performed at the Customer’s premises.

iv.
NEUROMetrix acknowledges and agrees that, (i) in order for any Customer to receive the Initial EyeTel Services, the Initial EyeTel Services must be provided on NEUROMetrix’s behalf by EyeTel as a subcontractor, and (ii) in order for a Customer to receive the Initial EyeTel Services, an Initial Product must be placed within the Customer’s premises and operated by the Customer. EyeTel agrees to ship such Products to the Customer’s premises (or, at NEUROMetrix’s request, to NEUROMetrix for delivery to the Customer’s premises), provided that NEUROMetrix has entered into a Qualifying Customer Agreement with the relevant Customer. NEUROMetrix will not place an order for any Product or EyeTel Services unless and until such Qualifying Customer Agreement has been executed by both the Customer and NEUROMetrix. NEUROMetrix agrees to exercise commercially reasonable efforts to enforce the terms of all such Qualifying Customer Agreements.

v.
EyeTel shall keep its Products at the Customer’s premises until the equipment is returned to EyeTel at the direction of NEUROMetrix or until termination of this Agreement (whichever first occurs), notwithstanding non-payment or breach of the Qualifying Customer Agreement, subject only to NEUROMetrix’s obligation to use commercially reasonable efforts to enforce the terms of the Qualifying Customer Agreement and the obligation described in Section 7.C(iii).

C. Billing and Accounts Receivable.

i.
NEUROMetrix agrees to use commercially reasonable efforts to manage all accounts receivables functions, including billing and collections, for all Customers purchasing Products or EyeTel Services in the Territory. NEUROMetrix and EyeTel shall agree in advance as to the standard billing and collection policy for any new Customers, and any deviations from this policy must be agreed upon in advance by the parties.

ii.	NEUROMetrix agrees to provide sales and revenue information to EyeTel on a monthly basis.

iii.
The timeframe for remittance of accounts receivable will be agreed upon by the parties. Unless otherwise agreed by the parties, if a Customer does not remit payment within such established timeframe, NEUROMetrix will terminate the relevant Qualifying Customer Agreement, or, in the alternative, shall terminate all rights of such agreement requiring provision of Products or EyeTel Services to such Customer, and EyeTel will thereafter have no further obligations to provide EyeTel Services on NEUROMetrix’s behalf to such Customer or keep Products on the premises of such Customer. Upon termination thereof, NEUROMetrix shall arrange for the Product(s) in such Customer’s possession to be promptly returned to EyeTel. The foregoing provisions of this paragraph shall be specifically enforceable against NEUROMetrix, and, notwithstanding any other provision of this Agreement, EyeTel may seek equitable relief, including injunction, to enforce NEUROMetrix’s obligations under this paragraph.

D. Manufacturing. As between the parties, EyeTel will be responsible for manufacturing the Products and providing the EyeTel Services on NEUROMetrix’s behalf to all Customers in the Territory. EyeTel will use commercially reasonable efforts to maintain sufficient manufacturing capacity and inventory of the Products so that it may ship all Products ordered by NEUROMetrix’s Customers within a commercially reasonable time after EyeTel’s receipt of such order.

E. Installation. NEUROMetrix will be responsible for assisting all Customers in the Territory with the installation of the Products and training Customers on how to use the Products. EyeTel will provide all necessary personnel and equipment to provide reasonable initial training to NEUROMetrix’s headquarters team with respect to the installation, customer training and operation of the Products (the “Initial Training Period”), upon NEUROMetrix’s reasonable request. Such training shall be at NEUROMetrix’s headquarters with EyeTel resources to be provided at no cost to NEUROMetrix. Any training provided after the Initial Training Period shall be provided at such time and location, and with costs borne by such party, as the parties mutually agree to at a later date.

F. Customer Service - Technical Support.

i.
NEUROMetrix will offer commercially reasonable customer service to provide support for routine matters (other than “in-the-box” matters or matters which relate to the internal operations of the Products) to all Customers in the Territory, including, without limitation: (i) receipt of Customer inquiries via telephone, email or other communications and (ii) provision of training and technical consultation. EyeTel will use commercially reasonable efforts to provide NEUROMetrix with technical customer service support for all “in-the-box” matters or matters which relate to the internal operations of the Products, all non-routine matters and other matters that NEUROMetrix is unable to resolve (including, without limitation, by assisting NEUROMetrix, upon its reasonable request, in providing technical support for end-users) relating to the Products. EyeTel will provide maintenance of Products as set forth in Section 7.B.iii.

ii.
EyeTel shall maintain during the term of this Agreement the capability to repair the Product and furnish documentation, spare parts, service tools, and instruments necessary to service the Product effectively.

G. Customer Service - Reimbursement.

i.
NEUROMetrix will use commercially reasonable efforts to offer support to Customers with respect to reimbursement requirements relating to Scans (or other uses of the Products) performed by Customers in the Territory.

ii.
EyeTel will use commercially reasonable efforts to maintain favorable status of payer policies, regarding Scans using the Products that is at least as favorable as that in existence as of the Effective Date.

H. Scan Services. EyeTel will be responsible, as a subcontractor of NEUROMetrix pursuant to this Agreement, for performing the Scan Services for all Customers in the Territory. EyeTel will use commercially reasonable efforts to engage or employ sufficient personnel and maintain sufficient other infrastructure in order to provide the Scan Services to the Customers as promptly as possible and, in any event, within two (2) business days of the ordering of Scan Services and to provide any other EyeTel Services in a timely manner.

I. General.

i.	Each party agrees to perform the services such party is required to perform hereunder in compliance with all applicable laws and regulations and in accordance with the highest ethical standards.

ii.
Each party shall have the right, upon its reasonable request and upon its own cost, to audit (directly or through third parties), any documents that the other party has relating to the performance of such party’s obligations under this Agreement or other applicable legal requirements. This audit may be performed no more than one-time for every three (3) month period and no more often then twice in any calendar year. Such audits must be conducted upon reasonable notice during reasonable business hours.

J. Standard of Service. To the extent EyeTel provides services for the Products or EyeTel Services (including the Scan Services), EyeTel covenants, represents and warrants that all such services or EyeTel Services will be performed by EyeTel in a timely, professional, and workman-like manner and in accordance with the standard set forth in the Qualifying Customer Agreements.

8. PAYMENT OBLIGATIONS

A. Initial Product Installation Fees. NEUROMetrix shall pay to EyeTel for the acquisition of Initial Products for installation on the premises of Customers in the Territory in accordance with the following schedule:

i.
If [** ***] or fewer Initial Products are installed at a Customer’s site within a consecutive [*****] month period, then NEUROMetrix shall pay EyeTel, for each of such Initial Products installed, the greater of (a) [*****] or (b) [*****] of the sales price/up front fee charged by NEUROMetrix to the Customer for such Initial Product.

ii.
If more than [*****] but fewer than [*****] Initial Products are installed at a Customer’s site within a consecutive [*****] period, then NEUROMetrix shall pay EyeTel, for each of such Initial Product installed, the greater of (a) [*****] or (b) [*****] of the sales price/up front fee charged by NEUROMetrix to the Customer for such Initial Product.

iii.
If at least [*****] but fewer than [*****] Initial Products are installed at a Customer’s site within a consecutive [*****] period, then NEUROMetrix shall pay EyeTel, for each of such Initial Product installed, the greater of (a) [*****] or (b) [*****] of the sales price/up front fee charged by NEUROMetrix to the Customer for such Initial Product.

iv.
If [*****] or more Initial Products are installed at a Customer’s site within a consecutive [*****] period, then NEUROMetrix shall pay EyeTel, for each of such Initial Product installed, the greater of (a) [*****] or (b) [*****] of the sales price/up front fee charged by NEUROMetrix to the Customer for such Initial Product.

* Confidential Treatment Requested.

B. Such Initial Product installation fees made to EyeTel by NEUROMetrix will be reduced or increased as agreed upon by the parties to reflect any material increase or decrease in manufacturing or packaging costs resulting from the use, at NEUROMetrix’s request, of a brand other than the current label or brand used by EyeTel. For avoidance of doubt, this fee schedule assumes that EyeTel retains title to all Initial Products installed and is also entitled to the Subscription Fees set forth in Section 8.C below. In the event that a Customer desires to purchase title to an Initial Product, the fee owed to EyeTel for such purchase will be as set by mutual agreement between the parties.

C. Subscription Fees. NEUROMetrix shall pay to EyeTel, for each Initial Product installed on a Customer’s premises in the Territory, whether installed prior to or during the term of this Agreement, [*****] of any Subscription Fees paid by such Customer prior to the return of such Initial Product to EyeTel (or the earlier termination of the rental agreement relating to the Initial Product).

D. Scan Fees. In addition, NEUROMetrix shall pay EyeTel, for each Scan, the greater of (a) [*****] or (b) [** ***] of the Scan Fee it charges to its Customers in connection with such Scan using the Initial Product. The parties hereby agree to reduce to writing a fee matrix that will set forth the discounts with respect to such fees that are available to NEUROMetrix.

E. Other Fees. The parties hereby agree to negotiate in good faith to determine appropriate additional volume pricing discounts for purchases of the Products or EyeTel Services in the event that Customers or Valid Prospects request the Products or EyeTel Services in volumes above the discounts listed above. Additionally, the parties hereby agree to negotiate in good faith to determine appropriate pricing for any New Products or New EyeTel Services that become subject to this Agreement.

F. Pre-Existing Customers. EyeTel will disclose in writing to NEUROMetrix a list of all of EyeTel’s existing customers/accounts on or before January 1, 2007 who would otherwise be Valid Prospects in the Territory (the “Pre-Existing Customers”). Prior to January 1, 2007, the Pre-Existing Customers shall not be deemed to be Valid Prospects in the Territory. Effective as of January 1, 2007, all accounts for Pre-Existing Customers will transition to NEUROMetrix, EyeTel will execute all documents reasonably requested by NEUROMetrix to enable such transfer, and the Pre-Existing Customers will be deemed to be Customers. Notwithstanding the foregoing, for the period commencing January 1, 2007 and ending [*****], NEUROMetrix will be entitled to receive [*****] of all fees, other than Subscription Fees (with respect to which NEUROMetrix will not be entitled to any fees), from orders of Initial Products or Scan Services made by the Pre-Existing Customers during such time period (and the remainder of such fees will be paid to EyeTel). Beginning [*****], all fees from orders of Initial Products or Scan Services made by Pre-Existing Customers will be paid in accordance with Sections 8.A-8.D above, as applicable.

* Confidential Treatment Requested.

G. Payment Procedures.

i.
Both parties agree and acknowledge that NEUROMetrix hereby assumes no financial liability for collections from Customers, but bears its own risk in the collections process with respect to any fees NEUROMetrix is to collect on its own behalf. Specifically, NEUROMetrix shall have no obligation to pay EyeTel any fees set forth in Section 8, until such time as NEUROMetrix has been paid such fees by the Customers. Unless specifically designated by the Customer, any payments received by NEUROMetrix will be applied in the manner determined by mutual agreement of the parties.

ii.
Upon receipt of payment from its Customers, NEUROMetrix will pay to EyeTel the portion of such payment that is owed to EyeTel pursuant to this Section. Payments by NEUROMetrix to EyeTel will be made on a weekly basis, with payment to EyeTel being made on the Thursday of the first week following NEUROMetrix’s receipt of such payment. Payments will be considered made as of the date NEUROMetrix sends the check(s) for such payments via overnight courier. Such payments will be accompanied by a statement indicating all invoices on which payments are based. If required by applicable laws, NEUROMetrix will deduct from the payments such federal, state, local or other taxes as may be applicable. In the event that EyeTel is the payor of any fees and NEUROMetrix is the recipient pursuant to the terms of this Agreement, the same provisions shall apply.

H. NEUROMetrix will be solely responsible for determining pricing of the Products and EyeTel Services to Customers and Valid Prospects in the Territory, and NEUROMetrix is entitled to retain all fees it collects with respect to such Products and EyeTel Services except as such fees are required to be paid to EyeTel pursuant to this Section 8.

9. PUBLICITY

A. Due to the fact that NEUROMetrix is a publicly traded company, NEUROMetrix shall have the right to issue press releases or announcements, after reasonable notice to EyeTel, which may include the display of the Products and/or reference to the EyeTel Marks, include such information in promotional activity, or otherwise publicly announce or make comment on this Agreement; EyeTel may take similar action with the express written consent of NEUROMetrix, and may publicly make general references to the existence and basic substance of this Agreement, but not its particular terms or details, without requiring any such consent.

B. Notwithstanding anything to the contrary in Section 9A, in the event that EyeTel becomes a publicly traded company, EyeTel shall have the right to issue press releases or announcements, after reasonable notice to NEUROMetrix, which may include the display of the Products and/or reference to the EyeTel Marks, and otherwise publicly announce or make comment on this Agreement, including without limitation the filing of a copy of the Agreement as an exhibit to any registration statement or periodic report to be filed with the Securities and Exchange Commission to the extent required by applicable law.

10. TRADENAMES AND TRADEMARKS

A. During the term of this Agreement and subject to the terms and conditions specified herein, EyeTel grants to NEUROMetrix an exclusive, non-transferable (except as set forth in Section 15.J), non-sublicenseable license, under all of EyeTel’s intellectual property rights in the EyeTel Marks, to exhibit or have exhibited and to use or have used the EyeTel Marks in association with the Products and EyeTel Services only as reasonably necessary for NEUROMetrix to fulfill its rights and obligations hereunder, solely within the Territory. For purposes of this Agreement, the term “EyeTel Marks” shall mean EyeTel’s trademarks, services marks, trade names, and logos set forth on Exhibit C as updated from time to time by mutual written agreement. NEUROMetrix’s use of the EyeTel Marks will be in accordance with EyeTel’s trademark usage and cooperative advertising policies of general applicability to all users. NEUROMetrix shall have the right to create or attach any additional trademarks, trade names, logos or designations to any Product, provided that NEUROMetrix shall not create any composite mark that includes an EyeTel Mark, nor create or use any other mark(s) that may create confusion by Persons between such mark(s) and the EyeTel Marks. Any and all goodwill associated with any EyeTel Marks shall inure to the benefit of EyeTel. Any and all goodwill associated with any name or marks that NEUROMetrix may use in relation to the Products other than the EyeTel Marks inure to the benefit of NEUROMetrix.

B. EyeTel is not hereby granted any rights to NEUROMetrix’s trademarks, services marks, trade names, copyrights, and similar proprietary rights, provided that, to the extent NEUROMetrix directs that any Product be branded during manufacture using any NEUROMetrix marks, NEUROMetrix hereby grants to EyeTel a license to use such marks solely for purposes of performing its obligations hereunder.

C. NEUROMetrix’s use of the EyeTel Marks will be in accordance with EyeTel’s standard policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies. The foregoing provision of this paragraph shall be specifically enforceable against NEUROMetrix, and, notwithstanding any other provision of this Agreement, EyeTel may seek equitable relief, including injunction, to enforce NEUROMetrix’s obligations under this paragraph.

11. ACQUISITION RIGHTS, FINANCING PARTICIPATION AND STOCK WARRANTS

A. In the event that EyeTel seeks to solicit offers to sell all or substantially all of its assets (or substantially all of its assets relating to the Products and EyeTel Services), whether by way of merger or consolidation, stock purchase, asset sale, exclusive license, or similar transaction during the term of the Agreement, EyeTel agrees that it will notify NEUROMetrix within thirty (30) days of initiating such process and EyeTel hereby agrees that for a period of no less than thirty (30) days from the date of such notice it will engage in non-exclusive discussions with NEUROMetrix concerning such transactions.

B. In the event that EyeTel pursues an additional round of venture capital financing in which it issues preferred stock to institutional investors, EyeTel hereby grants to NEUROMetrix an option to purchase such preferred stock for cash, up to the lesser of (i) 30% of the total amount raised in such financing or (ii) $5,000,000, each on the same terms, obligations and conditions as all other participants in such round of financing and conditioned upon NEUROMetrix (i) entering into the same investment agreements and documents as the other investors and (ii) satisfying the definition of an “accredited investor” at the time of such financing. In the event that NEUROMetrix participates in the next financing round up to its maximum permitted amount and such amount is less than $5,000,000, then NEUROMetrix shall have a right to participate in EyeTel’s next subsequent venture capital round in an amount equal to difference between $5,000,000 and the amount previously invested by NEUROMetrix. EyeTel shall notify NEUROMetrix in writing of the terms of such round no less than twenty (20) business days before the closing of such financing.

C. EyeTel will, upon the Effective Date, grant to NEUROMetrix a warrant to purchase up to 500,000 shares of Common Stock of EyeTel, par value $.001 per share, at an exercise price of $0.16 per share that will vest based upon NEUROMetrix achieving the following milestones during the calendar years set forth in the table below. The warrant for such shares shall be in the form set forth in Exhibit D hereto.

Year	2007	2008	2009	2010	2011	Total

Units placed (= or >)	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

Average usage per installed unit per month	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

# of Shares Vesting	[*****]	[*****]	[*****]	[*****]	[*****]	500,000

For purposes of the table above:

“Units placed” will equal the number of Initial Products for which NEUROMetrix has received initial payment with respect to installation during the calendar year(s) set forth in the table above (regardless of whether installation has occurred prior to the end of such calendar year(s)). In the event that an initial payment with respect to installation has been paid for an Initial Product during a calendar year but such Initial Product is removed from the Customer site prior to the end of such calendar year, then such Initial Product shall not be deemed to be a “unit placed” for the purpose of this calculation. In addition, in the event that an initial payment with respect to the installation has been paid for an Initial Product during a calendar year but such Initial Product is removed from the Customer site prior to the end of [** ***] after such calendar year, then such Initial Product will be deducted from the units placed in such subsequent year.

“Average usage per installed unit per month” will equal the monthly average number of Scans ordered per installed Initial Product, for all Initial Products installed by September 30 of each calendar year, by Customers in the Territory during the last three months of each of the calendar years set forth in the table above.

Both the units placed and the average usage per installed unit per month requirements must be met for any given calendar year(s) for the number of shares vesting for such calendar year(s) to vest; provided that if NEUROMetrix does not meet one or both of the requirements for a specific year, but does meet the combined requirements for two (2) or more consecutive years including such year, then all of the shares scheduled to vest for each of the years during such period will vest. All shares will vest as of December 31st of the year in which the vesting requirements are met.

Within thirty (30) calendar days after the end of each calendar year, NEUROMetrix will calculate the number of shares that it believes should be vested as of the end of such calendar year and will provide written notice to EyeTel setting forth such calculation in reasonable detail. EyeTel will then have fifteen (15) days to either accept or provide written notice to NEUROMetrix that it disputes NEUROMetrix’s calculations. In the event that EyeTel does not provide written notice within such fifteen (15) day period, EyeTel will be deemed to have accepted NEUROMetrix’s calculations and such calculations will be final and binding on all parties. In the event that EyeTel does provide such written notice disputing NEUROMetrix’s calculations, such dispute will be resolved in accordance with the dispute resolution provision in the warrant relating to Fair Market Value.

D. EyeTel shall provide to NEUROMetrix, so long as NEUROMetrix continues to hold any warrants that have not been exercised, the following:

i.
Monthly Reports. As soon as available, but not later than twenty (20) days after the end of each fiscal month beginning with the report for the month of November 2006, a consolidated balance sheet of EyeTel as of the end of such period and consolidated statements of income and cash flows of EyeTel for such period; provided, however, that in the event that EyeTel becomes a publicly traded company, EyeTel shall no longer be obligated to provide NEUROMetrix with monthly financial statements pursuant to this clause (i).

ii.
Quarterly Reports. As soon as available, but not later than twenty (20) days after the end of each quarterly accounting period, a consolidated balance sheet of EyeTel as of the end of such period and consolidated statements of income, cash flows and changes in stockholders’ equity for such quarterly accounting period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the correspond-ing period of the preceding fiscal year, all prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnote disclosure; provided, however, that in the event that EyeTel becomes a publicly traded company, EyeTel shall not be obligated to provide NEUROMetrix with financial statements pursuant to this clause (ii) prior to the time that such financial statements are filed with the Securities and Exchange Commission.

* Confidential Treatment Requested.

iii.
Annual Audit. As soon as available after the end of each fiscal year of EyeTel, commencing with the fiscal year ended December 31, 2006, audited consolidated financial statements of EyeTel, which shall include statements of income, cash flows and changes in stockholders' equity for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, and accompanied by the report of a firm of independent certified public accountants selected by EyeTel's Board of Directors; provided, however, that in the event that EyeTel becomes a publicly traded company, EyeTel shall not be obligated to provide NEUROMetrix with financial statements pursuant to this clause (iii) prior to the time that such financial statements are filed with the Securities and Exchange Commission.

E. Prior to the end of the 2007 calendar year, EyeTel and NEUROMetrix will enter into a registration rights agreement pursuant to which NEUROMetrix will be granted piggy-back registration rights (other than with respect to EyeTel’s initial public offering and subject to customary underwriter cutbacks) with respect to the shares of Common Stock that would be issuable upon any exercise of the warrant to the extent vested, with standard and customary terms and conditions.

12. REPRESENTATIONS AND WARRANTIES

A. Each party represents and warrants that the signatory to this Agreement on behalf of such party is authorized by the appropriate corporate action to bind the respective party to the terms and conditions of this Agreement and that this Agreement does not violate any term or condition of any organizational document of the party or any contract or applicable law to which such party is bound by.

B. Unless otherwise agreed by the parties, EyeTel represents and warrants to NEUROMetrix that all representation and warranties made to Customers in a Qualifying Customer Agreement are true and correct to the extent they relate to anything other than NEUROMetrix’s performance of its obligation under this agreement. Any exclusive remedies stated in a Qualifying Customer Agreement with respect to breach of any such warranty shall constitute the exclusive remedy for any breach of the foregoing warranty set forth in this paragraph.

C. EyeTel represents and warrants that the Products will meet all applicable regulatory requirements and have received all applicable regulatory certifications necessary for the use of the Products for their intended use.

D. Each party represents, warrants, certifies and covenants that its performance under this Agreement will comply with all applicable laws, ordinances, rules, and regulations, and all conventions and standards, as amended from time to time.

E. EyeTel represents, warrants and certifies that, as of the date of this Agreement, its outstanding capital stock is as listed on Exhibit E attached hereto, and other than as set forth on Exhibit E, it does not have any obligations to issue any additional shares of capital stock.

G. Except as expressly stated in this Section 12, to the maximum extent permitted by law, neither Party makes any other representations or warranties in connection with this Agreement, and hereby disclaims any other warranties, whether express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, data accuracy, system integration, title, non-infringement or quiet enjoyment.

13. INDEMNIFICATION, LIABILITY, AND INSURANCE

A. EyeTel agrees to defend, indemnify, protect, and hold harmless NEUROMetrix and its affiliates, officers, directors, employees, agents, servants, and representatives (the “NEUROMetrix Indemnitees”) from and against any and all costs, damages, losses, liabilities, and expenses, including reasonable attorney’s fees and costs, of whatever nature (“Losses”), resulting directly or indirectly from any third party claims, suits, actions or demands arising out of or relating to: (i) the breach by EyeTel of any of its covenants, representations, or warranties contained in this Agreement; (ii) any negligent act or omission, or willful misconduct of EyeTel or its agents, employees, or subcontractors; (iii) the infringement (or alleged infringement) of the U.S. patent, copyright, trade secret or trademark of any Person as a result of the development, manufacturing, sale or use of any Product or performance of any EyeTel Service; or (iv) the manner in which EyeTel performs its obligations under this Agreement, including, without limitation, the Scan Services. Notwithstanding the foregoing, EyeTel shall have no obligation under this Section 13.A with respect to infringement of third-party intellectual property rights to the extent arising from any modification of Products by or on behalf of NEUROMetrix.

B. NEUROMetrix agrees to defend, indemnify, protect, and hold harmless EyeTel and its affiliates, officers, directors, employees, agents, servants, and representatives (the “EyeTel Indemnitees”) from and against any and all Losses resulting directly or indirectly from any third party claims, suits, actions or demands arising out of or relating to: (i) the breach by NEUROMetrix of any of its covenants, representations, or warranties contained in this Agreement; (ii) any negligent act or omission, or willful misconduct of NEUROMetrix or its agents, employees, or subcontractors; or (iii) the manner in which NEUROMetrix performs its obligations under this Agreement.

C. Any Person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification could be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right, but not the obligation, to undertake the defense of any such claim asserted by a third party with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any claim. The Indemnified Party will not be entitled to indemnification for Losses of the Indemnified Party to the extent that any delay in providing notice of the claim for which indemnification may be available, or other failure to follow the procedures set forth in this Section 13.C, materially prejudices the Indemnifying Party’s ability to defend such claim or otherwise materially affects the Indemnifying Party’s ability to reduce the amount of indemnifiable Losses. A payment for indemnification shall only be made after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnifying Party or the Indemnified Party shall have arrived at a mutually binding agreement with respect to the claim.

D. NEUROMetrix shall obtain, pay for and maintain insurance as is commercially reasonable in the industry as a reselling and customer service provider.

E. EyeTel shall obtain, pay for and maintain insurance as is commercially reasonable in the industry for a manufacturer and provider of services such as the Scan Services. In particular, EyeTel shall obtain comprehensive commercial general liability insurance, including contractual liability insurance and product liability insurance against claims regarding the production and sale of the Products in an amount not less than $2 million combined single limit bodily injury & property damage for each occurrence and $2 million aggregate, including coverage for products and completed operations, contractual liability insuring the obligations assumed and performed by EyeTel under this Agreement, independent contractors, and personal and advertising injury coverages. NEUROMetrix shall be named as an Additional Insured on such policies. In addition, EyeTel shall maintain Workers’ Compensation insurance in the amounts required by law. EyeTel will provide certificates and renewal certificates of insurance reflecting such policies and coverages as required above. Such certificates shall reflect that the underlying policies have been endorsed to provide at least thirty (30) days prior written notice to NEUROMetrix of the cancellation, non-renewal, reduction or material change of any such insurance coverage.

F. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 13.A, 13.B AND 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE (1) FOR LOSS OF PROFITS OR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL OR OTHER SIMILAR DAMAGES ARISING OUT OF ANY BREACH OF THE TERMS OF THIS AGREEMENT OR OBLIGATIONS UNDER THE TERMS OF THIS AGREEMENT, NOR (2) FOR AGGREGATE DAMAGES EXCEEDING AMOUNTS PAID TO EYETEL UNDER THIS AGREEMENT, NOR (3) FOR ANY PARTICULAR CLAIM OR DISPUTE, EXCEEDING AMOUNTS PAID TO EYETEL UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE ACT, OMISSION OR EVENT GIVING RISE TO THE RELEVANT LIABILITY. For the avoidance of doubt, neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits, or anticipated income, or on account of any expenditures, investments, leases or commitments made by such party or for any other reason whatsoever based upon or growing out of such termination or expiration. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT AND THAT THE OTHER PARTY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

G. In the event that a party does not obtain the insurance called for hereunder, the other party shall have the right, after providing thirty (30) days written notice, to obtain and pay for such insurance on such breaching party’s behalf (or in the alternative to obtain insurance coverage for itself with respect to the same risks) and deduct the cost of such insurance from all amounts otherwise due from such paying party to such breaching party.

H. All insurance called for under this Agreement shall be maintained during the term of this Agreement and for five (5) years after its termination.

14. CONFIDENTIAL INFORMATION

A. It is the intention of the parties that only a limited amount of Confidential Information of either party will be provided to the other and that, prior to providing Confidential Information to the other party, the disclosing party shall inform the receiving party that it is about to disclose Confidential Information in order to give the receiving party the opportunity to opt out of receiving such information. For purposes of this Agreement, “Confidential Information” of a party includes all information provided to the other party that the disclosing party has either marked as confidential or proprietary, or has identified as confidential or proprietary prior to disclosing such information to the receiving party, whether in writing or any other form and any copy thereof, and whether or not patentable or protectable by copyright, or developed or acquired by, or entrusted by a third party to, each party, including, but not limited to, data, plans for present and future research and development, marketing information, pricing, business plan(s), “know how,” methods, service techniques or plans, engineering data, software, trade secrets, designs, samples, specifications, customer lists, names, contact information, addresses, telephone numbers, and email addresses. Confidential Information of a party is the exclusive property of such party, is among such party’s valuable assets, and its value to that party may be lost by its unauthorized use or disclosure to Persons not related to such party. A party receiving Confidential Information of the other party shall maintain in confidence such Confidential Information to the same extent such party maintains its own confidential or proprietary information or trade secrets of similar kind and value (but at a minimum each party shall use commercially reasonable efforts to maintain such Confidential Information in confidence). Neither party shall, directly or indirectly, use the other party’s Confidential Information received hereunder or disclose or disseminate it to any Person (other than directly in connection with its obligations hereunder) during the term of this Agreement or at any time thereafter (subject to the exceptions below), regardless of the reason for such expiration, without the express written consent of the other party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was properly and lawfully known to the receiving party at the time of receipt without any misconduct or duty to keep such information confidential on the receiving party’s part; (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the party obligated to keep it confidential; (iv) is properly received by the receiving party from a third party who did not thereby violate any confidentiality obligations to the disclosing party; or (v) was independently developed by the receiving party without the use of Confidential Information disclosed by the disclosing party. Notwithstanding the foregoing, a party may disclose Confidential Information of the other party to the extent such party reasonably determines, in consultation with its legal counsel, that such disclosure is required by applicable law, provided that in such event the disclosure shall be as limited as possible, the disclosing party shall first provide notice of such expected disclosure to the non-disclosing party, and the non-disclosing shall be given appropriate time and access to obtain counsel to challenge the necessity of the disclosure. Notwithstanding the termination of this Agreement, this Section 14.A shall survive for a period of five (5) years from the date of such termination, or until the relevant information is no longer subject to protection as a trade secret (through no fault of the receiving party), whichever period is longer. For avoidance of doubt, the terms of this Section 14 are intended to supersede all other prior confidentiality agreement between the parties, including, without limitation, the Confidentiality and Nondisclosure Agreement, dated July 31, 2006, with respect to all information received or disclosed after the Effective Date.

B. Each party agrees not to hire or attempt to hire employees of the other party without its prior written consent during the term of this Agreement and for two (2) years thereafter.

C. In the event this Agreement is terminated for any reason, each party agrees to return to the other party all demonstration equipment and return and/or destroy all samples, Confidential Information, and other property of the other party within sixty (60) days after the date of such termination.

15. MISCELLANEOUS

A. This Agreement and the exhibits attached hereto constitute the entire Agreement between NEUROMetrix and EyeTel relating to the subject matter hereof, and supersede all prior understandings or agreements related to such subject matter. This Agreement may be amended or modified only in writing signed by both parties. This Agreement may only be assigned pursuant to the terms hereof, and any assignment not in compliance with such terms shall be null and void and of no further force and effect. Any notice to be given pursuant to this Agreement will be deemed given (i) three (3) days after deposit in priority, certified U.S. mail, return receipt requested, postage prepaid, (ii) one (1) day after deposit with a nationally recognized, overnight courier service, or (iii) upon date of facsimile provided that such facsimile is followed by a paper copy delivered pursuant to (i) or (ii), in all cases addressed to the party being notified at the address set forth below such party’s signature. Such addresses may be changed from time to time pursuant to this Section.

B. In the event that any provision or provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

C. Any dispute, controversy, or claim relating to this Agreement (a “Dispute”) will be attempted to be resolved first through good faith negotiations between the parties. If the Dispute cannot be resolved through good faith negotiation within thirty (30) days (the “Pre-Arbitration Period”), either party may submit the Dispute to the office of the American Arbitration Association (“AAA”) in Boston, Massachusetts for binding arbitration in accordance with the AAA’s Commercial Arbitration Rules then in effect, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties, with each party paying its own attorney’s fees. The arbitrator(s) will have the authority to apportion liability between the parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the parties in writing, and upon the request of either party, will include findings of fact and conclusions of law, and will be delivered within thirty (30) days. The award may be confirmed and enforced in any court of competent jurisdiction. With regards to any action for breach of confidentiality or intellectual property obligations, nothing in this Section shall preclude either party from seeking interim equitable relief in the form of a temporary restraining order or preliminary injunction in any court of competent jurisdiction, and the parties each hereby consent to the personal jurisdiction of the courts located within either the Commonwealth of Massachusetts or the State of Maryland. Any such request by a party of a court for interim equitable relief shall not be deemed a waiver of the obligation to arbitrate hereunder. Notwithstanding the foregoing, for Disputes arising pursuant to Section 6.G.ii: (i) the parties shall not be subject to the Pre-Arbitration Period; (ii) the arbitration shall use AAA’s expedited arbitration process; and (iii) the parties shall use their best efforts to have the arbitration award presented within sixty (60) days of the Dispute’s submission to AAA.

D. Neither party shall be liable to the other for any breach or nonperformance of this Agreement for any reason beyond its control including (without limitation) acts of terror, war, strikes, action by any governmental agency, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, failure to obtain export licenses or shortages of transportation, facilities, fuel, energy, labor or materials. If any such event of force majeure arises, the parties shall, as soon as practical, meet to consider the action to be taken to deal with the situation, and no steps shall be taken by either party to terminate this Agreement for a period of at least sixty (60) days following the occurrence or commencement of the event in question.

E. NEUROMetrix and EyeTel are each independent contractors and are not and will not be deemed to be employees, joint venture partners, franchisees, trust, agents, or any other form of legal association of the other party for any purposes whatsoever, including without limitation this Agreement is not to be construed to create any employer-employee relationship between NEUROMetrix and EyeTel or employees of either party.

F. The laws of the Commonwealth of Massachusetts, without regard to the conflicts of law provisions thereof, will govern any disputes arising in connection with this Agreement.

G. [Reserved]

H. Each party acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or Confidential Information of the other party, including the exclusive license granted hereunder, will cause the other party irreparable injury for which there are inadequate remedies at law, and therefore the party will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law (without the requirement of posting bond).

I. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and shall become a binding agreement when each party shall have executed one counterpart. One or more counterparts may be delivered via telecopier with the intention that they shall have the same effect as an original counterpart thereof.

J. Neither party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that each party is expressly permitted to make an assignment of this Agreement in its entirety without the other party’s consent to an entity that acquires all or substantially all of the assets of such party, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise. Any third party that shall become an assignee of this agreement pursuant to this Section 15.J must execute an agreement expressly agreeing to be bound by the terms and conditions contained herein and to accept the obligations and responsibilities of the party that is assigning its rights to such third party.

K. All licenses granted under or pursuant to this Agreement by EyeTel to NEUROMetrix are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses to rights in “intellectual property” as defined in the Code. The parties hereto agree that NEUROMetrix, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties hereto further agree that, in the event of the commencement of a bankruptcy proceeding by or against EyeTel including a proceeding under the Code, NEUROMetrix shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in NEUROMetrix’s possession, shall be promptly delivered to NEUROMetrix upon any such commencement of a bankruptcy proceeding upon written request therefore by NEUROMetrix.

L. EyeTel reserves all rights not expressly granted in this Agreement. NEUROMetrix acknowledges and agrees that, subject to the licenses granted herein, EyeTel retains title to all intellectual property rights of any nature that are embodied in or practiced by the use of any Products and the performance of any EyeTel Services.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above by the parties set forth below.

EyeTel Imaging, Inc

NeuroMetrix, Inc.

By: /s/ Gary L. Gregory	By: /s/ John C. Garbarino
Name: Gary L. Gregory Its: Chief Operating Officer	Name: John C. Garbarino Its: President and Chief Executive Officer
Address: 62 Fourth Street Waltham, MA 02451	Address: 9130 Guilford Road Columbia, MD 21046

Facsimile: 781-890-1556	Facsimile: 301-483-6168

Signature Page

EXHIBIT A

Products

DigiScope

EyeTel Services

Scan Services

EXHIBIT B

Excluded Products

To be determined by mutual agreement from time to time

Excluded EyeTel Services

To be determined by mutual agreement from time to time

EXHIBIT C

EyeTel Marks

The EyeTel Marks shall include:

EyeTel™

EyeTel Imaging™

The EyeTel Imaging logo (as used or modified by EyeTel from time to time)

Digiscope™

EXHIBIT D

Form of Warrant

See Exhibit 4.5

EXHIBIT E

EyeTel Imaging, Inc. - Capitalization as of 10/24/06

Class/Series of Stock	Number of Shares Outstanding	Reserved for Issuance
Common Stock	619,107[2]	2,297,183[3]
Series B Preferred Stock	13,704,875	297,703[4]

2 Excludes 112,443 shares of restricted stock issued to Donald A. Fosanto.

3 Consists of 55,120 and 2,139,474 shares reserved for issuance under the 2002 and 2004 Equity Incentive Plans, respectively, and 102,589 shares reserved for issuance upon exercise of warrants. Also excludes 744,750 shares approved by the board of directors of EyeTel for issuance under the 2004 Equity Incentive Plan still pending shareholder approval.

4 Shares reserved for issuance upon exercise of warrants.